DATED AUGUST 15, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☑           Soliciting Materials under § 240.14a-12

CHIQUITA BRANDS INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

CAVENDISH GLOBAL LIMITED
CAVENDISH ACQUISITION CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Safra-Cutrale Files Preliminary Proxy Materials to Solicit against Chiquita’s Proposed
Transaction with Fyffes

NEW YORK, August 15, 2014 -- The Cutrale Group and the Safra Group, through their entity Cavendish Global Limited and its wholly owned subsidiary Cavendish Acquisition Corporation (collectively, “Cutrale-Safra”), today filed preliminary proxy materials to solicit shareholder votes against Chiquita’s proposed transaction with Fyffes, and votes for any proposal to adjourn the Special Meeting of Chiquita Shareholders on September 17, 2014.

Cutrale-Safra stated, “These proxy materials enable Chiquita shareholders to send a clear message to the Chiquita Board that its failure to enter into discussions with Cutrale-Safra and its decision to reject the superior Cutrale-Safra proposal is simply a continuation of their track record of failed strategic decisions and shareholder value destruction.”

In the preliminary proxy materials filed today, Cutrale-Safra outlines:

“We are soliciting proxies from Chiquita shareholders to vote “AGAINST” the Fyffes transaction proposal and the related Fyffes proposals and “FOR” the Adjournment Proposal. We believe the proposed combination of Chiquita and Fyffes does not provide adequate value to Chiquita shareholders. Our $13.00 per share all-cash proposal is a superior alternative for Chiquita shareholders because, among other things, it provides significantly greater financial value and more certain value for Chiquita shareholders than the proposed combination with Fyffes.”

Further, the preliminary proxy materials highlight:

•
A vote “AGAINST” the Fyffes Transaction Proposal preserves Chiquita shareholders’ opportunity to receive the significant premium for their Chiquita Shares contemplated by the Cutrale-Safra Proposal which, if consummated, would provide significantly greater value to Chiquita shareholders than the proposed Fyffes combination.

•	A vote “AGAINST” the Fyffes Transaction Proposal stops the Chiquita Board of Directors from proceeding with a transaction that Cutrale-Safra believes is an inferior transaction.

•	A vote “AGAINST” the Fyffes Transaction Proposal encourages the Chiquita Board to consider other alternatives for the Company, including the Cutrale-Safra Proposal.

•
A vote “FOR” the Adjournment Proposal allows Chiquita to adjourn the Special Meeting to a later date, which will give the Chiquita Board time to consider other alternatives for the Company, including the Cutrale-Safra Proposal.

Media Contact:

Jeremy Fielding/Stef Goodsell

Kekst and Company

(212) 521-4858/4878

Jeremy-fielding@kekst.com/Stef-goodsell@kekst.com

Investor Contact:

Scott Winter / Arthur Crozier

Innisfree M&A Incorporated

(212) 750-5833

Cavendish Global Limited and Cavendish Acquisition Corporation (collectively, “Cavendish”), which are jointly owned by affiliates of the Cutrale Group and the Safra Group, and their respective directors, executive officers and certain employees may be deemed, under rules of the Securities and Exchange Commission ("SEC"), to be participants in the solicitation of proxies from Chiquita shareholders in connection with Chiquita’s Special Meeting of Shareholders. Information about the interests in Chiquita of Cavendish and their respective directors, executive officers and employees are set forth in a preliminary proxy statement that was filed with the SEC on August 15, 2014 (the "Cavendish Proxy").

Investors are urged to read the Cavendish Proxy which is available now, and the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. The Cavendish Proxy, and any other documents filed by Cavendish with the SEC, may be obtained free of charge at the SEC web site at www.sec.gov. The Cavendish Proxy and such other documents may also be obtained free of charge by contacting Innisfree at: (212) 750-5833 or 501 Madison Avenue, 20th Floor, New York, New York 10022.

About Cutrale Group

The Cutrale Group is one of the most highly regarded agribusiness and juice companies in the world. It is one of the world’s leading orange juice processors for frozen concentrated orange juice and not-from-concentrate fresh juices, accounting for over one-third of the $5 billion orange juice market. The Cutrale Group’s global business operations include oranges, apples, peaches, lemons and soybeans. Cutrale Group operations have a vast network and knowhow of farms, processing, technology, sourcing, distribution, logistics, and marketing of juices and fruits.

About Safra Group

The Safra Group is an international group of companies and assets controlled by Joseph Safra. The Safra Group, with assets under management of over $200 billion and aggregate stockholder equity of approximately $15.3 billion, operates banks and invests in other businesses across North and South America, Europe, the Middle East and Asia. Throughout these markets, Safra has deep, long-term relationships with major market participants, enabling it to greatly enhance the value of the competitive position of the businesses in which it invests.

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